Exhibit 99.1

Accentia Biopharmaceuticals Announces that follow-up data from the Phase II clinical trial of BiovaxID™ will be presented at the annual meeting of the American Society for Hematology.

(Tampa, Fla.) December 1, 2005. Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI) , announced that its subsidiary Biovest International, Inc (OTCBB: BVTI.OB), is presenting an abstract on December 11 at the American Society for Hematology in Atlanta, Ga., presenting long term follow-up data from its BiovaxID Phase II clinical trial. The abstract is available on-line at www.hematology.org.

The abstract, entitled (2441) “BiovaxID Vaccine Therapy of Follicular Lymphoma in First Remission: Long-Term Follow-Up of a Phase II Trial and Status of a Controlled, Randomized Phase III Trial” by C. Santos, L. Stern, L. Katz, T. Watson, and B. Gause also provides an update on the progress of the Company’s ongoing Phase III trial. In the Phase III trial patients with follicular B-cell non-Hodgkin’s lymphoma are being treated with BiovaxID immunotherapy following PACE [Prednisone, Doxorubicin, Cyclophosphamide, and Etoposide (ProMACE without methotrexate)] chemotherapy.

At the meeting of the American Society for Hematology, Biovest will provide an update on patients who were treated with BiovaxID in its Phase II clinical trial. The patients have now been followed for a median time of 9.2 years. Nine patients (45%) remain in clinical remission at their most recent follow-up, and overall survival is 95%. Median disease free survival for the group is 96.5 months (8.04 years). To date there have been no additional reported mortalities. Additional analysis of the Phase II trial data will be presented by Biovest at the American Society for Hematology meeting.

The abstract reports on the progress as of August, 2005, of the ongoing Phase III clinical trial for this vaccine. To that date, 187 patients had been accrued onto the study. Of those patients, 145 (77.5%) achieved a CR or Cru and are being followed in this ongoing clinical trial.

Dr. Steve Arikian, CEO of Biovest International commented “The length of the follow-up time and impressive remission data from our Phase II trial gives us confidence in the utility of BiovaxID for the treatment of follicular lymphoma. Having accelerated enrollment in our ongoing Phase III trial, we are now planning a commercial facility to enable us to deliver BiovaxID to those who need it if BiovaxID is approved.”

About Accentia Biopharmaceuticals: Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. The Company’s SinuNaseTM product is a novel application and formulation of a known anti-fungal being developed under an IND to treat chronic sinusitis (rhinosinusitis). SinuNase was originally developed by and licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine intended for the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID is being developed by

Accentia’s subsidiary Biovest International, Inc. (OTCBB:BVTI.OB) and it is currently in a pivotal Phase III clinical trial started by the National Cancer Institute. In addition, Accentia has a growing specialty pharmaceutical business with a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, please visit Accentia’s website: www.accentia.net

About Biovest International: Biovest International is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest has a foundation in the manufacture of biologics for research and for clinical trials. In addition, Biovest develops, manufactures, and markets patented cell culture systems including the AutovaxIDTM which is being developed as automated vaccine manufacturing instrument. Biovest’s therapy for follicular non-Hodgkin’s lymphoma is currently in a Phase III pivotal clinical trial at over 20 major centers in the US. being conducted under a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute. For further information, please visit Biovest’s website: www.biovest.com

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about BiovaxID and any other statements relating to Accentia’s products, product candidates, and product development programs. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Accentia’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Accentia’s clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in Accentia’s filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact: Sherran Brewer 866-481-9020